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                                     EXHIBIT 4.1

                              APPAREL TECHNOLOGIES, INC.

                              CERTIFICATE OF DESIGNATION

                              SERIES "B" PREFERRED STOCK

                       SETTING FORTH THE POWERS, PREFERENCES,
                       RIGHTS, QUALIFICATIONS, LIMITATIONS AND
                           RESTRICTIONS OF SUCH SERIES OF
                              SERIES "B" PREFERRED STOCK


     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Apparel Technologies, Inc., a corporation duly organized and existing under the General Corporation law of the State of Delaware (the "ISSUER" or the "Corporation") in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     The Board of Directors of the Corporation (the "Board"), pursuant to the authority set forth in the second paragraph of Article FOURTH of the Certificate of Incorporation, as amended, of the said Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, adopted the following resolution creating a series of Preferred Stock designated as "Series "B" Preferred Stock:

     WHEREAS, the Certificate of Incorporation authorizes a class of stock designated as Preferred Stock and provides that such Preferred Stock may be divided into such number of series as the Board of Directors may determine, and authorizes the Board of Directors to (1) determine and alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any series of Preferred Stock, and (2) fix the number of any series of Preferred Stock and the designation of such series of Preferred Stock; it is

     RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, this Board of Directors hereby creates a series of Series "B" Preferred Stock, $0.01 par value per share, of the Corporation (the "Securities") and hereby states the designation and number of shares, and fixes the relative rights, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

                              SERIES "B" PREFERRED STOCK

A.   DEFINITIONS.

     The following terms shall have the respective meanings set forth as follows:

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     The "CLOSING DATE" shall be the date of the closing of the initial issuance and sale of the initial Two Hundred (200) shares of the Securities by the ISSUER, as set forth in the Closing Certificate prepared by the Escrow Agent for such offering and delivered to the ISSUER.

     The "EFFECTIVE DATE" shall be the first date upon which a Registration Statement on Form S-3 covering the Common Stock issuable upon conversion of the Securities and the exercise of the Warrants is declared effective by the U.S. Securities and Exchange Commission and qualified under any applicable state securities or Blue Sky laws .

     The "APPLICABLE DISCOUNT RATE" shall initially be Twenty Percent (20%), provided, however, that the Applicable Discount Rate shall be increased if the Effective Date is more than ninety (90) days following the Closing Date, as follows:

     (i) By One-Half of One Percent (0.5%) if the Effective Date occurs between Ninety-One (91) and One Hundred Twenty (120) days of the Closing Date; and

     (ii) By an additional Two Percent (2%) for each thirty (30) day period following such 120 days until the Effective Date occurs;

prorated in either case to reflect the actual number of days elapsed from and after the 90th day from the Closing Date. Such increase in the Applicable Discount Rate shall cease to accrue upon the earlier to occur of (i) the
Effective Date, or (ii) one year from the Closing Date.   Such increases in the
Applicable Discount Rate shall similarly increase following the Effective Date if the registration statement shall be suspended within one year of the Closing
Date.   The ISSUER shall be entitled to suspend the effectiveness of a registration statement for up to a total of ten (10) days during the one year following the Closing Date, without an increase in the Applicable Discount Rate, if the effectiveness is suspended as follows:

          The ISSUER shall have the right after the Effective Date to suspend effectiveness of any such registration statement, if, in the good faith judgement of the board of directors of the ISSUER and upon the advice of counsel to the ISSUER, such suspension of effectiveness is necessary in light of (i) the requirement by the underwriter in a public offering by the ISSUER that such registration statement be suspended or (ii) the existence of material non-public information (financial or otherwise) concerning the ISSUER, disclosure of which at the time is not, in the opinion of the board of directors of the ISSUER upon the advice of counsel, (A) otherwise required and (B) in the best interests of ISSUER.

The HOLDER shall be the registered holder of the Securities as shown on the books and records of the ISSUER's Transfer Agent from time to time.

B.   RIGHTS, PREFERENCES, AND PRIVILEGES OF THE SERIES "B" PREFERRED STOCK

          Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be

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designated as "Series 'B' Preferred Stock" (the "Securities") and the number of shares constituting the Securities shall be One Thousand Five Hundred (1,500). Such number of shares may be increased or decreased by a resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Securities then outstanding plus the number of shares of Securities reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Securities. The certificates representing the Securities may be divided or aggregate into different denominations, as requested by the HOLDERS surrendering the same. No service charge will be made for such resignation or transfer or exchange. These Securities have been issued subject to representations of the original HOLDERS thereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws. Prior to the due presentment for such transfer of these Securities, the ISSUER and any agent of the ISSUER may treat the person in whose name these Securities are duly registered on the ISSUER's books and records as the owner thereof for the purpose of receiving payment as herein provided and all other purposes, and neither the ISSUER nor any such agent shall be affected by notice to the contrary.

     SECTION 2.     RANK.     The Securities shall rank:   (i) prior to all of
the Corporation's Common Stock ("Common Stock"); (ii) (subject to the provisions of Section 5 hereof) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Securities ("Parity Securities"); and (iii) (subject to the provisions of Section 5 hereof) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking higher than the Securities ("Senior Securities"), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     SECTION 3. DIVIDENDS. The Securities will accrue dividends at the rate of Six Percent (6%) or Sixty Dollars (USD$60.00) per share per annum, on the basis of the actual number of days elapsed in a Three Hundred Sixty (360) day year until maturity. Such annual dividends shall be paid prior and in preference to any dividends to be paid, accrued, or set aside for payment on the ISSUER's Common Stock. Dividends on each share of Series "B" Preferred Stock shall begin to accrue from the Closing Date through and including the applicable conversion date or redemption date, as the case may be. Upon conversion or redemption of the Securities as provided herein, payment of accrued dividends may be made, at the Company's option, in cash or in freely tradeable shares of the ISSUER's Common Stock, computed based upon the applicable Conversion Price at the time of conversion, with any fractional amounts being rounded down to the nearest whole number. The dividends so payable will be paid to the person in whose name the Securities are registered on the records of the ISSUER's Transfer Agent at the address last appearing on the books and records of the ISSUER's Transfer Agent. The ISSUER shall be entitled to withhold from all payments of dividends on these Securities any amounts required to be withheld under the applicable provisions of the United States income tax or other applicable laws at the time of such payments.

          SECTION 4. CONVERSION. The HOLDERS of the Securities shall have conversion

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rights as follows (the "Conversion Rights"):

                         (a)  RIGHT TO CONVERT.  Subject to the other provisions
in this Section 4 and the provisions of Section 6, the HOLDER of these Securities is entitled, at its option, to convert shares of the Securities into that number of shares of Common Stock of the ISSUER as is determined by dividing the "Original Series "B" Issue Price" for each share of Securities to be converted by the applicable Conversion Price (as defined below). The conversion price (the "Conversion Price") shall be equal to the average closing bid price of the Company's common stock for the five (5) trading days preceding the conversion date multiplied by the difference between One Hundred Percent (100%) and the Applicable Discount Rate. For purposes of this section, the closing bid price of the common stock shall be the closing bid price on the Nasdaq Stock Market ("NASDAQ") as reported by Bloomberg, L.P. or the closing bid price in the over-the-counter market or, in the event the common stock is listed on a stock exchange, the closing bid price on such exchange as reported in The Wall Street Journal.

     Notwithstanding the foregoing, the conversion rights of any HOLDER set forth herein shall be limited solely, to the extent required, from time to time, such that in no instance shall any HOLDER own, or be deemed to beneficially own (within the meaning of the 1934 Act), more than 4.99% of the then issued and outstanding shares of Common Stock of ISSUER following such conversion (excluding for purposes of such calculation any shares remaining issuable to the HOLDER upon conversion of the Securities or the Warrants) nor shall the ISSUER be required to issue a number of shares which would cause the ISSUER to violate any applicable listing requirements.

                         (b)  CONVERSION PROCESS.  For purposes of these
Securities, the "Conversion Date" on which notice of conversion is given shall be deemed to be the date on which the ISSUER OR ITS TRANSFER AGENT have received by facsimile the executed and completed Conversion Documents (as defined below). For purposes of Conversion of the Securities, the Current Market Price per share is calculated at the close of the NASDAQ Stock Market on each trading day. Such conversion by the HOLDER shall be effected by surrendering to the Transfer Agent (with a copy of all documents, by facsimile or courier, to the ISSUER OR ITS TRANSFER AGENT) the following documents (the "Conversion Documents): (i) the Securities to be converted duly endorsed (or accompanied by executed stock powers); and (ii) a Notice of Conversion specifying the number of shares to be converted (the "Notice of Conversion"), executed by the HOLDER of these Securities. In order to convert, the duly endorsed original Conversion Documents must be delivered by express courier to the Transfer Agent within Three (3) NASDAQ Trading Days thereafter (the "Due Date"). If the original shares of Securities to be converted are not received by the Transfer Agent within five business days after the Conversion Date, the Notice of Conversion shall, at the option of the ISSUER, become null and void.

                         (c)  ISSUANCE OF COMMON STOCK.  Instructions to issue
the Common Stock plus any replacement Securities must be reasonably issued by the ISSUER to the Transfer Agent within Three (3) NASDAQ Trading Days after the receipt of the copies of the

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Conversion Documents.  The Transfer Agent must return the Common Stock and any replacement Securities to the HOLDER, or its agent, by express courier within Two (2) NASDAQ Trading Days after the receipt of the originals of the endorsed Conversion Documents and the receipt of the facsimile copies of the proper authorizing documents required from the ISSUER.

                         (d)  LIQUIDATED DAMAGES.  The Company understands that
a delay in the issuance of the Common Shares beyond the Deadline could result in economic loss to the HOLDER As compensation to the HOLDER for such a loss, and not as penalty, the Company agrees to pay liquidated damages to the HOLDER for late issuance of Common Shares upon conversion in accordance with the following schedule (where "No. Business Days late" is computed based upon the number of business days elapsed following the Due Date):


  No. of Business Days Late             Liquidated Damages
---------------------------            ---------------------
                             (per each $100,000 of the Securities not
                             converted as requested prior to the Due Date)
              1                              $ 50
              2                              $100

              3                              $150

              4                              $200
              5                              $250

              6                              $300
              7                              $350

              8                              $400

              9                              $450
             10                              $500

                   >10  $500 + an additional $100
                        for each Business Day Late
                        beyond 10 days.


          The Company shall pay the HOLDER any liquidation damages incurred under this Section by wire transfer of immediately available funds to an account designated by HOLDER upon the earlier to occur of (i) issuance of the Common Stock to the HOLDER or (ii) each monthly anniversary of the receipt by the Company of such HOLDER's notice of conversion. Nothing herein shall waive the Company's obligations to deliver Common Stock upon a conversion of the Securities or limit HOLDER's rights to pursue actual damages for the Company's failure to issue and deliver shares of Common Stock to such HOLDER in accordance with the terms of the Securities. In addition to any other remedies which may be available to the HOLDER, including, but not limited to, remedies available under this subsection, in the event the

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Company fails for any reason to effect delivery to a HOLDER of certificates representing Common Stock by the Deadline, a HOLDER will be entitled to revoke the notice of conversion by delivering a notice to such effect to the Company whereupon the Company and the HOLDER shall each be restored to their respective positions immediately prior to delivery of such notice of conversion.

                         (e)  AUTOMATIC CONVERSION.  If there is any outstanding
amount of the Securities unconverted on February 28, 2003, the outstanding unconverted Securities will be automatically converted at the applicable Conversion Price, with February 28, 2003, being deemed to be the Conversion Date. In addition, the Securities shall also automatically convert upon any event described in Section 5(c) below with the Closing Date of any such event being deemed the Conversion Date.

                         (f)  RESERVATION OF  STOCK ISSUABLE UPON CONVERSION.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Securities, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Securities; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Securities, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. No provision of these Securities shall alter or impair the obligation of the ISSUER, which is absolute and unconditional, to pay the capital amount of, and dividends on, the Securities at the place, time, and rate herein prescribed.

     SECTION 5.     LIQUIDATION PREFERENCE.

                         (a)  In the event of any liquidation, dissolution or
winding up of the Corporation, either voluntary or involuntary, the HOLDERS of shares of Securities shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Articles of Incorporation or any certificate of determination of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) One Thousand Dollars (USD $1,000) for each outstanding shares of Securities (the "Original Series 'B' Issue Price), and (ii) an amount equal to any accrued but unpaid dividend. If upon the occurrence of such event the assets and funds thus distributed among HOLDERS of the Securities and Parity Securities shall be insufficient to permit the payment to such HOLDERS of the full amounts due to the HOLDERS of the Securities and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the HOLDERS of Securities and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Articles of Incorporation and any certificate of designation of preferences.

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                    (b)  Upon completion of the distribution required by
subsection 5(a), if assets remain in this Corporation, they shall be distributed to HOLDERS of Parity Securities (unless HOLDERS of Parity Securities have received distributions pursuant to subsection (a) above) and Junior Securities in accordance with the Articles of Incorporation including any certificate of determination of preferences.

                    (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution, and winding up within the meaning of this Section 5.

     SECTION 6.     REDEMPTION OF SECURITIES.

                    The ISSUER shall have the right, in its sole discretion, to redeem, in whole or in part, at any time after and from time to time after issuance, the Securities. The ISSUER shall effect such redemption by giving the HOLDER hereof at least two (2) business days prior written notice of its election to so redeem. Such redemption notice shall not be effective for any portion of the Securities for which a conversion notice shall have been previously delivered to the ISSUER unless on the next business day following the date of receipt of such conversion notice the ISSUER delivers to the HOLDER a redemption notice. If the ISSUER timely delivers a redemption notice to the HOLDER following the prior delivery of a conversion notice by the HOLDER, the HOLDER shall be entitled, within one (1) business day of the receipt thereof, to revoke the conversion notice. If such conversion notice is not revoked (or if the redemption is effective upon two (2) business days prior written notice as described above), the ISSUER shall deliver payment in full of the Redemption Price (as hereafter defined), promptly (and in all events within three (3) business days of the redemption date) to the Holder. The Redemption Price shall mean the product of the principal amount of the Securities being called for redemption multiplied by the applicable Redemption Percentage (as hereinafter
defined), plus accrued and unpaid dividends thereon.   The applicable Redemption
Percentage shall be One Hundred Twenty Percent (125%).

     SECTION 7. CORPORATE CHANGE. The provisions of the Series "B" Preferred Stock shall be appropriately adjusted by the Corporation to reflect any stock dividend, stock split or share combination of the Common Stock.

     SECTION 8. VOTING RIGHTS. The HOLDERS of Securities will not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (a) The affirmative vote or consent of the HOLDERS of at least a majority of the outstanding shares of the Securities, voting separately as a class, will be required for any amendment, alteration or repeal of the Corporation's Articles of Incorporation (including any Certificate of Determination of Preferences) if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Securities.

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     (b)  To the extent that under Delaware law the vote of the HOLDERS of the
Securities, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the HOLDERS of at least a majority of the outstanding shares of the Securities shall constitute the approval of such action by the class. To the extent that under California law the HOLDERS of the Securities are entitled to vote on a matter with HOLDERS of Common Stock, voting together as one class, each share of Securities shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. HOLDERS of the Securities shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation's by-laws and applicable statutes.

     SECTION 9. PROTECTIVE PROVISIONS. So long as shares of Securities are outstanding, the Corporation shall not take any action that would impair the rights of the HOLDERS of the Securities set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the HOLDERS of at least a majority of the then outstanding shares of Securities:

                         (a)  alter or change the rights, preferences or
privileges of the shares or Securities or any Senior Securities so as to affect adversely the Securities;

                         (b)  create any new class or series of stock having a
preference over the Securities with respect to Distributions (as defined in Section 2 above); or

                         (c)  do any act or thing which would result in taxation
of the HOLDERS of shares of the Securities under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     SECTION 10. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Securities shall be redeemed or converted pursuant to Section 4 or
Section 6 hereof, the shares so converted or redeemed shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Securities.

     SECTION 11. NO RECOURSE AGAINST AFFILIATES. No recourse shall be had for the payment of the capital amount of, or the dividends on, these Securities, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the ISSUER or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement by any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     SECTION 12. ENFORCEABILITY. In case any provision of these Securities is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such

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provision shall be adjusted rather than voided,  if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of these Securities will not in any way be affected or impaired thereby. These Securities and the agreements referred to in these Securities constitute the full and entire understanding and agreement between the ISSUER and HOLDERS with respect thereto. Neither these Securities nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the ISSUER and the required vote of the then outstanding Securities.

     IN WITNESS WHEREOF, the ISSUER has caused this instrument to be duly executed by an officer thereunto duly authorized on this 5th day of February, 1998.

ISSUER:

APPAREL TECHNOLOGIES, INC.



By:     /s/ Kathryn Van Ness
    -------------------------------------
     Official Signatory of Issuer

Name: Kathryn Van Ness
Title:    President